Calculation of Filing Fee Tables
S-8
Summit Therapeutics Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	6,400,000	$ 15.12	$ 96,768,000.00	0.0001381	$ 13,363.67
Total Offering Amounts:						$ 96,768,000.00		$ 13,363.67
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 13,363.67
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock, par value $0.01 per share (the "Common Stock"), that become issuable from time to time by reason of any stock dividend, stock split, recapitalization or other similar transaction. (2) Represents shares of Common Stock reserved for future issuance under the Registrant's 2020 Stock Incentive Plan, as amended. (3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the Common Stock as reported on the Nasdaq Capital Market on February 13, 2026 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A